Exhibit 3

Enviro-Recovery Inc. 285 North Bay Court, Barrington IL 60010 Phone/Fax: 847-382-3380

PROMISSORY NOTE #2

Amount: $250,000.00

FOR VALUE RECEIVED, the undersigned Enviro-Recovery, Inc. (the “Borrower”), hereby acknowledges itself indebted to MARVIN J. HERB, 1000 Hart Rd. (Suite 201), Barrington,Il. 60010 for the principal sum of two hundred fifty thousand dollars ($250,000.00)

of which:   $150,000 will be available to the Borrower on November 5, 2003
$100,000 (the balance) will be available to the Borrower by no later than December 1, 2003.

Within ninety (90) days of the signing of this note, Enviro-Recovery, Inc. will prepare the proper documentation and this $250,000.00 indebtedness will be exchanged as a stock purchase for 2,500,000 common shares of Enviro-Recovery, Inc.

This $250,000 indebtedness will be secured by machinery and equipment assests [sic], of Timeless Timber, Inc, on exhibit “A” which is attached. At the completion of the issuance of the 2,500,000 shares of Enviro-Recovery, Inc. to Marvin J. Herb, the security pledged for the $250,00.00 [sic] indebtedness will be released to Timeless Timber Inc. Timeless Timber is a wholly owned subsidiary of Enviro-Recovery,Inc.

Dated	11-5-2003	Enviro-Recovery, Inc.

/s/ John K. Tull
John K. Tull
President/CEO